UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2011

TRANSOCEAN LTD.

(Exact name of registrant as specified in charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:  +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 23, 2011, Arnaud Bobillier entered into an Agreement (the “Agreement”) with the Company pursuant to which Mr. Bobillier will resign as an officer of Transocean Management Ltd. (the “Company”) effective December 31, 2011.  Mr. Bobillier will continue to be employed by the Company in an advisory capacity until June 30, 2012.  During this period, Mr. Bobillier will receive a salary of CHF 43,862.50 per month, reimbursement for reasonable out-of-pocket expenses incurred in the course of performing the advisory services, participate in the Company’s 2011 Performance Award and Cash Bonus Plan, receive a lump sum severance payment of CHF 526,350, and reimbursement for reasonable and documented repatriation costs for Mr. Bobillier and his qualified dependents. In addition, Mr. Bobillier will be treated for purposes of his awards under the Company’s Long-Term Incentive Plan as if he was terminated “for the convenience of the Company.” He will receive a prorated portion of his contingent deferred units through his separation date of June 30, 2012, all of his outstanding unvested restricted stock units will vest on his seperation date and all of his outstanding stock options will vest as per the original schedule and remain exercisable until they expire pursuant to the terms of the applicable award agreement. The Agreement contains non-solicitation and non-disparagement provisions and a waiver and release.

The foregoing description of the Agreement is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Agreement with Arnaud Bobillier.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: November 23, 2011	By:	/s/ Heather G. Callender
Heather G. Callender
Associate General Counsel

Index to Exhibits

Exhibit Number	Description
10.1	Agreement with Arnaud Bobillier.